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                            INDEPENDENT AUDITOR'S CONSENT



    We consent to the use in the Joint Proxy Statement/Prospectus of Touch Tone America, Inc. filed in this S-4 Registration Statement of our reports dated August 9, 1996 and August 31, 1995, accompanying the financial statements of Touch Tone America, Inc. and GetNet International, Inc., respectively, contained in such Registration Statement, and to the use of our name and the statements with respect to us, as appearing under the heading "Experts" in the Joint Proxy Statement/Prospectus.

/s/ Hein + Associates LLP

HEIN + ASSOCIATES LLP

Denver, Colorado
January 27, 1997